CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A and to the use of our report dated March 1, 2023 on the financial statements and financial highlights of SmartETFs Smart Transportation & Technology ETF, SmartETFs Sustainable Energy II ETF, SmartETFs Advertising and Marketing Technology ETF, SmartETFs Asia Pacific Dividend Builder ETF and SmartETFs Dividend Builder ETF each a series of Guinness Atkinson Funds. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 28, 2023